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                                                                    Exhibit 21.1

                         AMENDED LIST OF SUBSIDIARIES
                         ----------------------------



                                           State or
                                           Country of
                                           Incorporation
                                           -------------

Koppers Industries BW, Inc.                Delaware

Concrete Partners, Inc.                    Delaware

Koppers Concrete Products, Inc.            Delaware

Koppers Industries International           Barbados
  Trade Corporation

World-Wide Ventures Corporation            Delaware

KHC Assurance, Inc.                        Vermont

Koppers Industries of                      Delaware
Delaware, Inc.

Koppers Australia Pty. Ltd.                Australia